Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP

And

Unitholders of Green Plains Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-213320) on Form S-3 and registration statement (No. 333-205413) on Form S-8 of Green Plains Partners LP of our report dated February 14, 2018, with respect to the consolidated balance sheets of Green Plains Partners LP as of December 31, 2016 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows and the related notes for each of the years in the three-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Green Plains Partners LP.

/s/ KPMG LLP

Omaha, Nebraska

February 14, 2018